Exhibit A

CATALYST FUNDS

CLASS A MASTER DISTRIBUTION PLAN

AMENDMENT 10

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Catalyst Strategic Value Fund

Catalyst High Income Fund

Catalyst Total Return Income Fund

Catalyst Rising Dividend Income Fund

Catalyst/Groesbeck Growth of Income Fund

Listed Private Equity Plus Fund

AmericaFirst Quantitative Strategies Fund

AmericaFirst Absolute Return Fund

AmericaFirst Income Trends Fund

Compass EMP Conservative to Moderate Fund

Compass EMP Long-Term Growth Fund

Compass EMP Alternative Investment Fund

Eventide Gilead Fund

Day Hagan Tactical Allocation Fund of ETFs

Catalyst Funds

Dated as of May 25, 2010

By: ____/s/ Jerry Szilagyi ___________________________

      Jerry Szilagyi, Trustee